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                                  UNTIED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           BENTON OIL AND GAS COMPANY
             (Exact name of registrant as specified in its charter)

        A Delaware Corporation                       IRS# 77-0196707
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

 1145 Eugenia Place, Suite 200, Carpinteria, California           93013
     (Address of principal executive offices)                   (Zip Code)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS                            NAME OF EACH EXCHANGE ON WHICH
                                               EACH CLASS IS TO BE REGISTERED

Common Stock, $.01 Par Value                   New York Stock Exchange

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
                                (Title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The Company has authorized 40,000,000 shares of Common Stock, par value $.01. The following summary of the material provisions of the Company's securities does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and By-Laws, which have been incorporated by reference as exhibits to this Registration Statement.

         As of March 18, 1997, there were 28,983,085 shares of Common Stock issued and outstanding to approximately 1,110 stockholders of record.


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         The holders of Common Stock are entitled to one vote for each share of record on all matters submitted to a vote of stockholders. The holders of Common Stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights. All outstanding shares of Common Stock are fully-paid and non-assessable.

ITEM 2.           EXHIBITS

         The following exhibits are provided to the New York Stock Exchange with this Registration Statement on Form 8-A pursuant to the requirements of Section 12(b) of the Securities Exchange Act of 1934:

         1. Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

         2. Proxy Statement dated June 6, 1996, filed with the Securities and Exchange Commission.

         3.1 Certificate of Incorporation, as amended, of Benton Oil and Gas Company.

         3.2      Restated By-Laws of Benton Oil and Gas Company.

         4. Specimen of Certificate of Common Stock, $.01 Par Value, of Benton Oil and Gas Company.

         5. 1995 Annual Report submitted by Benton Oil and Gas Company to its stockholders.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       BENTON OIL AND GAS COMPANY
                                       DATE: April 9, 1997

                                       BY:   /s/ Gregory S. Grabar
                                             -----------------------------------
                                             Gregory S. Grabar, Vice President